Exhibit 99.1

Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--April 4, 2013--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.0313 per share payable April 25, 2013 to stockholders of record on April 15, 2013.

Golden Enterprises, Inc.’s net income per share for the thirteen weeks ended March 1, 2013 was $.04 compared to $.05 for the thirteen weeks ended March 2, 2012.

Net sales decreased 2% for the current quarter, and were $33,641,238 versus $34,429,717 for the same period last year.

In an effort to grow brand business the Company made a strategic decision to invest R&D dollars into development of the Crinkle Fries during the third quarter. In addition, the Company also discontinued several partner brands that did not reach sales and margins expectations.

For the thirty-nine weeks ended March 1, 2013, net income per share was $.14 compared to $.15 for the same period last year. Total net sales were $101,533,313 this year compared to $100,905,570, an increase of $627,743.

As we expand our manufactured product portfolio, we will continue to drive efficiencies and productivity throughout our company.

The following is a summary of net sales and income information for the thirteen weeks and thirty-nine weeks ended March 1, 2013 and March 02, 2012.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	March 1,	March 2,	March 1,	March 2,
	2013	2012	2013	2012
Net sales	$33,641,238	$34,429,717	$101,533,313	$100,905,570

Income before income taxes	850,400	959,684	2,919,694	2,806,483
Income taxes	378,012	366,724	1,334,913	1,061,867
Net income	$472,388	$592,960	$1,584,781	$1,744,616

Basic and diluted income per share	$0.04	$0.05	$0.14	$0.15

Basic and diluted weighted shares outstanding	11,732,632	11,734,632	11,733,775	11,734,632

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132